EXHIBIT 99.5

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors

Precision Drilling Corporation

We consent to the use of our audit report (the "Audit Report") dated February 8, 2005 on the consolidated balance sheets of Precision Drilling Corporation as at December 31, 2004 and 2003 and the consolidated statements of earnings and retained earnings and cash flow for each of the years in the three year period ended December 31, 2004 which report appears in the 2004 annual report on Form 40-F of Precision Drilling Corporation. We also consent to the incorporation by reference of the Audit Report in the Registration Statement (Form S-8 No. 333-14284 and 333-13432) pertaining to the Precision Drilling Corporation 2005 Stock Option Plan and the Registration Statement (Form F-10 No. 333-115330) pertaining to Precision Drilling Corporation's shelf registration statement.



/S/KPMG LLP
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Chartered Accountants

Calgary, Canada
February 8, 2005